EXHIBIT 10.49

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of November 12, 2003, by and between GARDENBURGER, INC., an Oregon corporation (“the Company”) and Robert T. Trebing Jr. (“Executive”).

In consideration of the mutual covenants and the other terms and conditions set forth in this Agreement, the parties agree as follows:

1.                                      EMPLOYMENT; POSITION

The Company agrees to employ Executive and Executive agrees to serve as Senior Vice President and Chief Financial Officer of the Company.  Executive also agrees to serve as Secretary and Treasurer and, if elected, without separate compensation, as a director of the Company or any subsidiary or affiliate of the Company.

2.                                      DUTIES

As Senior Vice President and Chief Financial Officer of the Company, Executive will have such powers and duties appropriate to that office (a) as may be provided by the articles and/or bylaws of the Company and (b) as determined by the Board of Directors of the Company from time to time.  Executive will at all times discharge his duties in consultation with and under the supervision and direction of the Chief Executive Officer (“CEO”) of the Company.  Subject to the provisions of this Agreement, Executive’s duties may be changed from time to time, and Executive’s place of work may be relocated at the sole discretion of the Board of Directors of the Company.

3.                                      OUTSIDE ACTIVITIES

During his employment by the Company under this Agreement, Executive will devote all of his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement.  Executive will obtain the consent of the CEO of the Company before he engages in any other professional or business activities that may require an appreciable portion of Executive’s time or effort to the detriment of the Company’s business.

4.                                      COMPENSATION AND FRINGE BENEFITS

4.1          Base Salary.  As compensation for services under this Agreement, the Company will pay to Executive an annual salary of $200,000 (“Base Salary”).  Executive’s Base Salary will be payable in accordance with the usual payroll practices of the Company.  During Executive’s employment under this Agreement, Executive’s Base Salary will be reviewed at least annually by the CEO, and the Board of Directors of the Company may in its sole discretion adjust Executive’s Base Salary from time to time.

4.2          Performance Bonus.  Executive will be eligible to receive an annual performance bonus based on achieving strategic and financial goals to be determined for each year by the compensation committee of the Company’s Board of Directors; provided, however, that for the 2004 fiscal year, such goals will be determined jointly (and agreed upon in writing) by Executive and the CEO.  The target annual performance bonus for Executive will be 40 percent of Base Salary.

4.3          Benefit Plans.  Executive will be entitled to receive or participate in all such other benefits, including without limitation pension plans, stock option plans, and health and welfare plans, as may from time to time be made available to other senior management employees of the Company.

4.4          Vacation.  Executive will be entitled to three weeks annual paid vacation.

4.5          Sale Bonus

(a)           After the completion of a “Sale Transaction,” as defined below, the Company will pay Executive a “Sale Bonus,” as described below, provided Executive remains as Senior Vice President and Chief Financial Officer of the Company during the negotiation of and through the closing of the Sale Transaction.  The Sale Bonus will be payable to Executive after all post-closing adjustments in connection with the Sale Transaction have been determined.

(b)           For purposes of this paragraph 4.5:

(i)            A “Sale Transaction” means a single transaction or a series of related transactions approved by the Board of Directors of the Company resulting in:

•              A sale or other disposition by the Company of all or substantially all its assets;

•              A sale, stock exchange, or other disposition of all or substantially all the capital stock of the Company;

•              A merger, consolidation, or other corporate transaction with a third party in which the Company’s shareholders receive cash, stock, securities, or any other consideration (or any combination of the foregoing) in exchange for their stock in the Company.

(i)            The “Sale Bonus” is an amount equal to the sum of 0.25 percent of the portion of the “Total Consideration” (as defined below) and

(ii)           The “Total Consideration” in connection with a Sale Transaction means:

•              The amount of cash and the aggregate market value of all other consideration received by the Company in connection with a sale or other disposition of its assets (exclusive of any indebtedness or liabilities of the Company to which the assets taken are subject or which are assumed by the purchaser or other acquirer of the Company’s assets); or

•              The aggregate amount of cash and the aggregate market value of all other consideration received by the Company’s shareholders in any sale, share exchange, or other disposition of the Company’s stock or any merger, consolidation, or similar transaction.

4.6          Withholding and Payroll Taxes.  All amounts payable by the Company to Executive pursuant to this Agreement, including without limitation all cash compensation, any Sale Bonus, and any settlement of stock options, are subject to and will be reduced by amounts the Company is required to withhold for all applicable federal, state, and local income and payroll taxes.

5.                                      EXPENSES

The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in carrying out his duties under this Agreement.  Executive will present to the Company from time to time an itemized account of such expenses in such form as may be required by the Company.

6.                                      PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

6.1          Severance Payment.  Upon involuntary termination by the Company of Executive’s employment (other than for “Cause,” or in connection with Executive’s death or “Disability,” as those terms are defined below), the Company will pay Executive his Base Salary through the date of termination and will pay Executive severance pay equal to one year’s Base Salary (payable over a 12-month period in accordance with the Company’s normal payroll practices).  Executive agrees, as a condition to payment and receipt of such severance pay, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company.

6.2          Definitions.  For purposes of this Section 6:

(a)           “Cause” for termination of Executive’s employment means (i) any fraud or dishonesty by Executive involving the Company; (ii) willful misconduct or gross negligence by Executive in connection with Executive’s performance of his duties for the Company; (iii) Executive’s conviction for having committed a felony; (iv) the commission by Executive of any act in direct competition with or materially detrimental to the best interests of the Company; or (v) willful and continued failure by Executive to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Executive by the CEO of the Company, which demand identifies with reasonable specificity the manner in which Executive has not substantially performed his duties.

(b)           “Disability” has the meaning in the Company’s then current disability plan or program or, if no such plan or program is then in effect, Disability means the condition of being permanently unable to perform Executive’s duties for the Company by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be reasonably expected to last for a continuous period of at least 12 months.

6.3          Nature of Employment Status.  Notwithstanding the provisions of this Agreement, including this Section 6, Executive will be an “at will” employee of the Company.  The provisions of this Section 6 specify Executive’s contractual rights in the event of termination, but are not intended to limit the Company’s right and power to terminate Executive’s employment at any time and for any reason (or for no reason).

7.                                      MATERIALS PREPARED AND INVENTIONS MADE DURING EMPLOYMENT

The Company shall be the exclusive owner of all materials, concepts, and inventions Executive prepares, develops, or makes (whether alone or jointly with others) within the scope of his employment, and of all related rights (including copyrights, trademarks, and patents) and proceeds.  Without limitation, materials, concepts, and inventions that (a) relate to the Company’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company, shall be considered within the scope of Executive’s employment.  Executive shall promptly disclose all such materials, concepts, and inventions to the Company.  Executive shall take all action reasonably requested by the Company to vest ownership of such materials, consents, and inventions in the Company and to permit the Company to obtain copyright, trademark, patent, or similar protection in its name.

8.                                      CONFIDENTIAL INFORMATION

8.1          Defined.  “Confidential Information” is all nonpublic information relating to the Company or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment.  “Confidential Information” also includes information received from third parties that the Company has agreed to treat as confidential.  Examples of Confidential Information are:

(a)           Marketing plans.

(b)           Customer lists.

(c)           Product design and manufacturing information.

(d)           Financial information.

“Confidential Information” does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Executive; (b) becomes available to Executive on a nonconfidential basis from a source other than the Company or its representatives, provided that such source is not known by Executive to be bound by a confidentiality agreement with the Company or its representatives or otherwise prohibited from transmitting the information to Executive by a contractual, legal, or fiduciary obligation; (c) can be demonstrated by written evidence or other convincing evidence to have been known by Executive on a nonconfidential basis prior to its disclosure to Executive by the Company or one of its representatives; or (d) can be demonstrated by written or other convincing evidence to have been developed by Executive in good faith and independent of Confidential Information.

8.2          Access to Information.  Executive acknowledges that in the course of his employment he will have access to Confidential Information, that such information is a valuable asset of the Company, and that its disclosure or unauthorized use will cause the Company substantial harm.

8.3          Ownership.  Executive acknowledges that all Confidential Information shall continue to be the exclusive property of the Company (or the third party that disclosed it to the Company), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by the Company.

8.4          Nondisclosure and Nonuse.  Unless authorized or instructed in writing by the Company, or required by legally constituted authority, Executive will not, except as required in the course of the Company’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

8.5          Return of Confidential Information.  Upon request by the Company during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to the Company all written or tangible materials containing Confidential Information without retaining any excerpts or copies.

8.6          Duration.  The obligations set forth in this Section 8 will continue beyond the term of employment of Executive by the Company and for so long as Executive possesses Confidential Information.

9.                                      NONCOMPETITION

9.1          Covenants.  Executive covenants, in consideration of his initial employment by the Company, that the Executive will not, throughout the United States or in any other country in which the Company sells its products or services, either individually or as a director, officer, partner, employee, agent, representative, or consultant with any business, directly or indirectly during the term of employment and for two years thereafter:

(a)           Engage or prepare to engage in any business that sells products or services competing with those sold by the Company as of the date of Executive’s termination of employment with the Company;

(b)           Induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company; or

(c)           Solicit, divert, or accept orders for products or services that are substantially competitive with the products or services sold by the Company from any customer of the Company, or suggest, request, or encourage any suppliers or customers of the Company to curtail, reduce, or cancel their business done with the Company, or otherwise solicit for himself or any other person or entity any business of the Company.

9.2          Severability.  While Executive acknowledges that the restrictions contained herein are reasonable, if any term or condition of this Section 9 is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court or arbitrator making such determination will have the power to reduce or limit such scope, duration, area, or other factor, and such covenant will then be enforceable in its reduced or limited form.

10.          GENERAL TERMS AND CONDITIONS

10.1        Effect on Prior Agreements.  This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes any prior agreements (express or implied, oral or written) concerning the subject matter of this Agreement.

10.2        Successors and Assigns.  This Agreement will inure to the benefit of any successors or assigns of the Company.

10.3        Modification and Waiver.

(a)           This Agreement may be modified or amended only by a written instrument signed by both parties.

(b)           No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by the party charged with such waiver or estoppel.  No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

10.4        Severability.  If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity will not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof will to the full extent consistent with law continue in full force and effect.

10.5        Headings for Reference Only.  The headings of sections herein are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

10.6        Governing Law.  This Agreement will be governed by the laws of the state of California.

10.7        Arbitration

(a)           All claims, disputes, or controversies, except for those excluded by Section 10.7(b), whether or not arising out of Executive’s employment (or its termination), that the Company may have against the Executive or that Executive may have against the Company or against its officers, directors, employees or agents, in their capacity as such or otherwise, shall be resolved by mandatory arbitration in accordance with the then effective arbitration rules of American Arbitration Association, whichever organization is selected by the party that first initiates arbitration by filing a claim in accordance with the filing rules of the organization selected, and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.  Unless otherwise agreed, arbitration shall be conducted in Orange County, California, before a single arbitrator.

(b)           Claims arising out of Sections 8 and 9 of this Agreement or relating to workers’ compensation or unemployment compensation benefits are excluded from mandatory arbitration under Section 10.7(a).  Such excluded claims may include but are not limited to claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or Confidential Information, as to which Executive understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction.

10.8        Attorney Fees.  In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal therefrom.  The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

10.9        Initial Employment.  Executive acknowledges that he signed this agreement upon his initial employment with the Company.

The parties have executed this Employment Agreement as of the date stated above.

GARDENBURGER, INC.

By:	/s/ROBERT T. TREBING, JR.	By:	/s/SCOTT C. WALLACE
	Robert T. Trebing Jr.		Scott C. Wallace
Chair of the Board of Directors